Exhibit 4.3
THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“1933 ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE SALE, ASSIGNMENT, CONVEYANCE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS WARRANT IS PROHIBITED EXCEPT PURSUANT TO REGISTRATION UNDER THE 1933 ACT; OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, AND ANY CERTIFICATE REPRESENTING WARRANT SHARES SHALL BEAR A LEGEND TO SUCH EFFECT. 20_-C-
CLASS C WARRANT TO PURCHASE SHARES
OF THE COMMON STOCK OF
CONSOLIDATION SERVICES, INC..
(Void after Expiration Date — December 31, 2013)
Issue Date:                     , 20__
     This certifies that ___or his successors or assigns (“Holder”) shall be entitled to purchase from Consolidation Services, Inc., a Delaware corporation (“Company”), having its principal place of business at 2756 N. Green Valley Parkway, Suite 225, Henderson, NV 89014, ___fully paid and non-assessable shares (“Warrant Shares”) of the Company’s common stock, par value $.001 per share (“Common Stock”), at a price per share equal to the Exercise Price (as defined below).
     This Warrant is being issued to the Holder in connection with the February 9, 2007 offering (the “Offering”) of up to 1,000,000 shares (the “Shares”) at a price of $.05 per Share or an aggregate of $50,000. For each share issued in the Offering the Holder will receive warrants to purchase (one) share of Common Stock. This Warrant is one of several which will be identical except for names and amounts. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Subscription Agreement.
     The initial exercise price (“Exercise Price”) of this Warrant will be equal to $12.00 per share, subject to redemption and/or a temporary reduction by the Company as described in Sections 16 and 2.1, respectively, below.
     This Warrant shall be immediately exercisable into shares of Common Stock at any time, or from time-to-time, up to and including 5:00 p.m. (Pacific Coast time) on December 31, 2013 (“Expiration Date”), unless previously called or extended by the Company on thirty (30) days’ prior written notice; provided, however, if such date is not a Business Day, then on the Business Day immediately following such date. This Warrant is exercisable in whole or in part upon the surrender to the Company at its principal place of business (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with a form of subscription in substantially the form attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised as determined in accordance with the provisions hereof.
     This Warrant shall be exercisable into shares of Common Stock at any time, or from time-to-time, up to and including the Expiration Date, unless previously called or extended by the Company on thirty (30) days’ prior written notice; provided, however, if such date is not a Business Day, then on the Business Day immediately following such date.
1. Exercise; Issuance of Certificates; Payment for Shares.

1.1	General. This Warrant is exercisable in full, or in part for 100 or more shares, in increments of 100 shares, except for the final exercise which may be for the remainder, at the option of the Holder of record at any time or from time, to time, up to the Expiration Date for all of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder. In the case of the exercise of less than all of the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor for the balance of such Warrants. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which the exercise notice (attached hereto as Schedule A or B) is delivered to the Company via facsimile; provided, however, that in such case this Warrant shall be surrendered to the

Company within three (3) business days. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised, and in any event, within three business days of such exercise and delivery of the Exercise Price. The Company shall, no later than the close of business on the first business day following the date on which the Company receives the exercise notice by facsimile transmission issue and deliver to the Company’s Transfer Agent irrevocable instructions to issue and deliver or cause to be delivered to such Holder the number of Warrant Shares exercised within two business days thereafter by either express mail or hand delivery. Notwithstanding the foregoing, delivery of the Warrant Shares is contingent upon receipt of the Exercise Price in cleared U.S. funds within two business days following the Company’s receipt of the exercise notice. Each Common Stock certificate so delivered shall be in such denominations of 100 or more shares of Common Stock, in increments of 100 or more, as may be requested by the Holder hereof and shall be registered on the Company’s books in the name designated by such Holder.

1.2	Exercise for Cash

This Warrant may be exercised, in whole at any time or in part from time to time, prior to 5:00 P.M., Pacific Coast time, December 31, 2013, unless previously called or extended by the Company, by the Holder by the facsimile delivery of the exercise notice, as attached hereto, on the date of the exercise and by surrender of this Warrant within three (3) business days from the exercise day at the address set forth hereof, together with proper payment of the aggregate Exercise Price payable hereunder for the Warrant Shares (“Aggregate Warrant Price”), or the proportionate part thereof if this Warrant is exercised in part. Payment for the Warrant Shares shall be made by wire, certified or bank check or check payable to the order of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the Warrant Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and (b) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

1.3	Cashless Exercise

The Holder may effect a Cashless Exercise by surrendering this Warrant to the Company and noting on the Exercise Notice that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue to the Holder the number of Warrant Shares determined as follows:
X = Y x (A-B)/A
     where:
X = the number of Warrant Shares to be issued to the Holder;
Y = the number of Warrant Shares with respect to which this Warrant is being exercised;
A = the Market Price (as defined elsewhere in this Warrant) as of the Exercise Date; and
B = the Exercise Price.

For purposes of Rule 144, it is intended and acknowledged that the Warrant Shares issued in a Cashless Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares required by Rule 144 shall be deemed to have been commenced, on the Issue Date.

1.4	Exercise for Non-Cash Consideration:

In case any portion of the consideration to be received by the Company shall be in a form other than cash, then such Exercise Price shall be measured to that extent by the fair market value of such non-cash consideration. The Exercise Price may be tendered in shares of the Company’s Common Stock owned by the Holder and having a fair market value equal to the Exercise Price. Such non-cash consideration may also be in the form of notes, exchanges, services, goods and any and all consideration deemed acceptable by the Company. The fair market value shall be determined solely in good faith by the Board of Directors of the Company, without need for disclosure of fair market value calculation.

1.5	Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock or other securities may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to such exercise other than as required by Section 7.7 herein. The Company will not take any action which would result in any adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock or equity securities then authorized by the Company’s Certificate of Incorporation, as amended (“Company Charter”).

1.6	BUY-IN. In addition to any other rights available to a Holder, if the Company fails to deliver to the Holder a certificate representing Warrant Shares by the third Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder on or after the Exercise Date of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate. Notwithstanding the foregoing, the Company shall have no liability under this subsection for the Buy-In Price if it has compiled with the requirements of subsection 1.1 above and, notwithstanding it using its best efforts to have its transfer agent deliver the Warrant Shares to the Holders within three trading days of the Holder’s request, such Warrant Shares are not delivered on a timely basis.

2. Determination or Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 2. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

2.1	Adjustment of Exercise Price: Temporary Reduction. Upon written Notice as provided for herein, at the sole discretion of the Company, the Exercise Price of this Warrant may be temporarily reduced. At the end of such discretionary reduction period, the price shall revert back to the defined Exercise Price.

2.2	Subdivision or Combination of Common Stock. In case the Company shall at any time subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined or reclassified into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

2.3	Dividends in Common Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefore:

2.3.1	Stock, Common Stock or any shares of capital stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

2.3.2	Any cash paid or payable otherwise than as a cash dividend, or

2.3.3	Stock, Common Stock or additional capital stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 2.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock or other capital stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (2.2.2) above and this clause (2.2.3)) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.
2.4 Reorganization, Reclassification, Consolidation, Merger or Sale.

2.4.1	If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right, upon exercise of this Warrant, to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to the Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder, upon Holder’s exercise of this Warrant and payment of the purchase price in accordance with the terms hereof, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

2.4.2	No adjustment of the Exercise Price, however, shall be made in an amount less than $.01 per Share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per Share or more.
2.5 Certain Events. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this Section 2 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Exercise Price the total number, and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.
2.6 Notices of Change.

2.6.1	Upon any determination or adjustment in the number or class of shares subject to this Warrant and of the Exercise Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such determination or adjustment.

2.6.2	The Company shall give written notice to the Holder at least 20 business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

2.6.3	The Company shall also give written notice to the Holder at least 20 days prior to the date on which an Organic Change shall take place.
3. Issue Tax. The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.
4. Closing of Books. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.
5. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant, the interest represented hereby, or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised, subject to the

Holder’s rights under Section 2 of this Warrant. The Holder of this Warrant shall receive all notices as if a shareholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.
6. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, shall survive the exercise of this Warrant.
7. Further Representations, Warranties and Covenants of the Company.

7.1	Articles and Bylaws. The Company has made available to the Holder true, complete and correct copies of the Company’s Charter and Bylaws, as amended, through the date hereof.

7.2	Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Warrant is not inconsistent with the Company Charter or Bylaws and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

7.3	Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for any filing required by applicable federal and state securities laws, which filing will be effective by the time required thereby.

7.4 Issued Securities. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock were issued in full compliance with all federal and state securities laws.

7.5 Exempt Transaction. Subject to the accuracy of the Holders’ representations in Section 8 hereof, the issuance of the Common Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, or upon the applicable exemption under Regulation D, and (ii) the qualification requirements of the applicable state securities laws.

7.6 Compliance with Rule 144. At the written request of the Holder, who proposes to sell Common Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the SEC, the Company shall furnish to the Holder, within five (5) days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

7.7 Registration. The Company hereby grants to the Holder in respect of the Warrant Shares, and any securities of the Company into which the Warrant Shares are convertible, “piggy-back” registration rights. For a seven-year period commencing with the final closing of the Offering, if the Company shall file a registration statement other than on Form S-4, S-8, or their successor forms, it shall provide the Holder with at least ten (10) days prior notice of its filing such registration statement and the opportunity for the Holder to register its Shares, subject to any limitations issued by an underwriter in an underwritten public offering.
8. Representations and Covenants of the Holder.

8.1	This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder:

8.1.1	Investment Purpose. The Warrant or the Common Stock issuable upon exercise of the Warrant will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

8.1.2	Private Issue. The Holder understands (i) that the Warrant and the Common Stock issuable upon exercise of this Warrant are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 8.

8.1.3	Disposition of Holders Rights. In no event will the Holder make a disposition of the Warrant or the Common Stock issuable upon exercise of the Warrant unless and until (i) it shall have notified the Company of the proposed disposition, and (ii) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Holder) satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Common Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the Holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to the Holder at its request by the staff of the SEC or a ruling shall have been issued to the Holder at its request by the SEC stating that no action shall be recommended by such staff or taken by the SEC, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Holder or holder of a share of stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such Holder, one or more new certificates for the Warrant or for such shares of stock not bearing any restrictive legend.

8.1.4	Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

8.1.5	Risk of No Registration. The Holder understands that if the Company does not file reports pursuant to Section 15(d) and/or Section 12(g), of the Securities Exchange Act of 1934 (“1934 Act”), or if a registration statement covering the securities under the 1933 Act is not in effect when it desires to sell (i) the Warrant, or (ii) the Common Stock issuable upon exercise of the Warrant, it may be required to hold such securities for an indefinite period. The Holder also understands that any sale of the Warrant or the Common Stock issuable upon exercise of the Warrant which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.
9. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by (a) the party against which enforcement of the same is sought or (b) the Company and the holders of at least a majority of the number of shares into which the Warrants are exercisable (without regard to any limitation contained herein on such exercise), it being understood that upon the satisfaction of the conditions described in (a) and (b) above, each Warrant (including any Warrant held by the Holder who did not execute the agreement specified in (b) above) shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof. Notwithstanding the foregoing, no modification to this Section 9 will be effective against any Holder without his consent.
10. Transfer of this Warrant. The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made pursuant to an effective registration statement or an exemption from the registration requirements of the 1933 Act. Upon such transfer or other disposition (other than a pledge), the Holder shall deliver this Warrant to the Company together with a written notice to the Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the “Transfer Notice”), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within three (3) Business Days of receiving a Transfer Notice and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder another Warrant(s) of like tenor and terms for the appropriate number of Warrant Shares and, if less than all this Warrant is transferred, shall deliver to the Holder another Warrant for the remaining number of Warrant Shares.
11. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon (i) personal delivery, against written receipt thereof, (ii) delivery via facsimile or e-mail as set forth below (iii) two business days after deposit with Federal Express or another nationally recognized overnight courier service, or (iv) five business days after being forwarded, postage paid, via certified or registered mail, return receipt requested, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice.
12. Binding Effect on Successors; Benefit. As provided in Section 2.3 above, this Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets. All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof. This Warrant shall be for the sole and exclusive benefit of the Holder and nothing in this Warrant shall be construed to confer upon any person other than the Holder any legal or equitable right, remedy or claim hereunder.
13. Descriptive Headings and Governing Law. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the laws of the State of Delaware.
14. Lost Warrants. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.
15. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.
16. Redemption. This Warrant may be redeemed at the option of the Company, at a redemption price (the “Redemption Price”) of $.001 per Warrant at any time upon twenty (20) days’ prior written notice. On and after the date fixed for redemption, the Holder shall have no rights with respect to this Warrant except to receive the $.001 per Warrant upon surrender of this Certificate. The Company covenants and agrees that it will honor all Exercise Notices tendered through the Business Day immediately preceding the Redemption Date. The redemption payment shall be made in cash on the date fixed for redemption in the Company’s notice of redemption, as described below (the “Redemption Date”). The redemption payment is due in full on the Redemption Date. Notwithstanding anything to the contrary contained in this Warrant, the Company shall have the option, without further compensation to the Holder other than the payment of the Redemption Price per Warrant, to cause any or all of the Warrants (each, a “non-Exercised Warrant”) which were not properly exercised on or before the Redemption

Date to be assigned to one or more third parties (each, a “Standby Purchaser”), effectively immediately upon the Redemption Date, for the consideration equal to $.001 per Non-Exercised Warrant payable to the Company, and (c) each Standby Purchaser shall have the right to exercise the Non-Exercised Warrants so assigned to such Standby Purchaser through the tenth business day following the Redemption Date.
     The notice of redemption shall specify: (i) the Redemption Price; (ii) the date not more than twenty (20) days from mailing which is fixed for redemption (the “Redemption Date”); (iii) the place where Warrant Certificates shall be delivered and the redemption price paid; and (iv) that the right to exercise the Warrants shall terminate at 5:00 p.m. (Pacific Coast Time) on the Business Day immediately preceding the Redemption Date. An affidavit of the Secretary or an Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be conclusive evidence of the facts stated therein.
     From and after the Redemption Date, the Company shall, at the place specified in the notice of redemption, upon presentation and surrender to the Company by or on behalf of the Holder thereof of this Warrant, deliver or cause to be delivered to or upon the written order of such holder a sum of cash equal to the Redemption Price of each such Warrant. From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Warrants called for redemption, such Warrants shall expire and become void and all rights hereunder and shall cease, except the right, if any, to receive payment of the Redemption Price.
     In Witness Whereof, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this
     ___st day of                     , 20___.

Consolidation Services, Inc.
a Delaware corporation

By:

	Name:	Johnny R. Thomas
	Title:	CEO
Address:
Consolidation Services, Inc.
2756 N. Green Valley Parkway, Suite 225
Henderson, NV 89014

SCHEDULE A
SUBSCRIPTION FORM
Date:                                         ,
Consolidation Services, Inc. — Attn: President
Ladies and Gentlemen:
     The undersigned hereby elects to exercise the Warrant issued to it by Consolidation Services Inc. (“Company”) and dated                     , 20___, (“Warrant”) and to purchase thereunder                                 shares of the Common Stock of the Company (“Shares”) at a purchase price of ($                    ) per Share or an aggregate purchase price of                                          Dollars ($___) (“Exercise Price”).
     Pursuant to the terms of the Warrant, the undersigned has delivered the Exercise Price herewith in full in cash or by certified check or wire transfer.
Very truly yours,

ASSIGNMENT
To Be Executed by the Holder
in Order to Assign Warrants
FOR VALUE RECEIVED,
                                                             hereby sells, assigns and transfers unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER
[please print or type name and address]
                                                             of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints                                                              Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:	x
Signature Guaranteed
THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR MIDWEST STOCK EXCHANGE.